Exhibit 99.1

Contact:
Heather Ferrante
ViaSat Inc.
760-476-2633
www.viasat.com

ViaSat Reports First Quarter Results
Carlsbad, CA — August 8, 2007 — ViaSat, Inc. (NASDAQ: VSAT), a producer of innovative satellite and other wireless communications and networking systems, today announced revenues of $128.6 million and new net contract awards of $136.0 million for the quarter ended June 29, 2007. ViaSat reported net income of $0.21 per share on a diluted non-GAAP basis or $0.13 per share on a diluted GAAP basis.
     “First quarter earnings were below plan due primarily to the shift of certain planned information assurance products from our fiscal first quarter into our fiscal second quarter. But ViaSat’s outlook for the fiscal year remains intact and underlying business fundamentals are strong,” said Mark Dankberg, chairman and CEO of ViaSat. “Results also reflected planned increased discretionary investments in R&D and proposal preparation to pursue a number of attractive near term opportunities. New orders in the second quarter are anticipated to be very good, consistent with plans for earnings to be skewed to the second half of the year. MIDS, MIDS JTRS, information assurance and consumer broadband continue to show significant momentum.”
Financial Results
     For the first quarter ended June 29, 20071, ViaSat reported the following financial results:

(In millions, except per share data)	Q1 2008	Q1 2007
Revenues	$128.6	$128.7
Net income	$4.2	$5.4
Diluted per share net income	$0.13	$0.18
Non-GAAP net income [2]	$6.8	$7.6
Diluted per share non-GAAP net income [2]	$0.21	$0.26
Fully diluted weighted average shares	32.2	29.7

New orders/Contract awards	$136.0	$134.0
Sales backlog	$396.1	$380.1

1 ViaSat uses a 52- or 53-week fiscal year which ends on the Friday closest to March 31. ViaSat’s quarters for fiscal year 2008 end on June 29, 2007, September 28, 2007, December 28, 2007 and March 28, 2008.
2 All non-GAAP numbers have been adjusted to exclude the effects of acquisition charges (amortization of intangible assets) and employee stock-based related compensation expense. A reconciliation of specific adjustments to GAAP results for these periods is included in the “Reconciliation Between GAAP Net Income and Non-GAAP Net Income” table contained in this release. A description of our use of non-GAAP information is provided below under “Use of Non-GAAP Financial Information.”
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Government Segment
     The Government segment had quarterly revenues of $70.6 million, a 9% increase over the first quarter of fiscal year 2007. The revenue growth was primarily related to higher government satellite communications and data link product sales. New contract awards for the first quarter of fiscal year 2008 were $72 million.
Commercial Segment
     Revenues from our Commercial segment were $58.0 million for the first quarter, which was a 9.5% decrease from the first quarter of fiscal year 2007. The revenue decrease was primarily in our enterprise VSAT products partially offset by higher sales of consumer broadband products. New contract awards for the first quarter of fiscal year 2008 were $64 million .
Selected First Quarter 2008 Business Highlights
•	Awarded contracts for the Multifunctional Information Distribution System Joint Tactical Radio System (MIDS JTRS) for non-recurring terminal engineering, terminals to support government air worthiness testing, and the first lot of MIDS JTRS production transition terminals.

•	Received certification from the National Security Agency for its fully compliant Foreign Interoperability feature set for the programmable KG-250 network encryptor. The KG-250 Release 1.4 is the first product to be in full compliance with the HAIPE® Interoperability Specification, Foreign Interoperability (HAIPE IS-FI) standard.

•	Initiated a five-year, $90 million Indefinite Delivery Indefinite Quantity contract under the General Services Administration Federal Technology Service to provide the full range of ViaSat satellite communication (satcom) products and services to government agencies.

•	Reached new milestones on our MD-1366 Enhanced Bandwidth Efficient Modem (EBEM), including full certification for operation over the Defense Satellite Communications System Network by the Defense Information Systems Agency (DISA) and demonstration of its industry leading data throughput. The product’s advanced modulation and Turbo codes enabled it to achieve 205 Mbps total capacity on a single XTAR transponder, the highest capacity ever achieved on a 72 MHz X-band transponder.

•	Received a $3.7 million award from DISA to develop new MILSATCOM technology, including implementing a new enhanced Military UHF satellite communications waveform, called the Integrated Waveform (IW).

•	On August 2, 2007, completed the previously announced acquisition of JAST. JAST develops microwave circuits and antennas for terrestrial and satellite applications, specializing in small, low-profile antennas for mobile satellite communications. Terms of the transaction include an initial
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purchase price of approximately $2.0 million and additional consideration of up to $4.5 million to be paid in cash and/or stock based on JAST meeting certain financial performance and technology development targets over the next two years.
Safe Harbor Statement
     Portions of this release, particularly ViaSat’s financial prospects for fiscal year 2008 and beyond, and the “Selected First Quarter 2008 Business Highlights” section, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. ViaSat wishes to caution you that there are some factors that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including but not limited to: product design flaws or defects; ViaSat’s ability to successfully integrate acquired companies; ViaSat’s ability to perform under existing contracts and obtain additional contracts; ViaSat’s ability to develop new products that gain market acceptance; changes in product supply, pricing and customer or end user demand; changes in relationships with, or the financial condition of, key customers or suppliers; changes in government regulations; changes in economic conditions globally and in the communications markets in particular; increased competition; potential product liability, infringement and other claims; and other factors affecting the communications industry generally. ViaSat refers you to the documents it files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in ViaSat’s most recent Annual Report Form 10-K and Quarterly Reports on Form 10-Q. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.
Conference Call
     ViaSat Inc. will host a conference call to discuss these fiscal year 2008 first quarter results at 5:00 P.M. Eastern Time on Wednesday, August 8, 2007. The dial-in number is (800) 638-4817 and (617) 614-3943 internationally. The passcode is 82872979. A replay will be available for 24 hours beginning at 7:00 P.M. ET, August 8 at (888) 286-8010 and (617) 801-6888 internationally. The passcode is 54774691. You can also access our conference call webcast and other material financial information discussed on our conference call (including any information required by Regulation G) on the Investor Relations Events Calendar page of our corporate web site (www.viasat.com). The call will be archived and available on that site for at least twelve months immediately following the conference call.
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About ViaSat
     ViaSat produces innovative satellite and other digital communication products that enable fast, secure, and efficient communications to any location. The company provides networking products and managed network services for enterprise IP applications; is a key supplier of network-centric military communications and encryption technologies to the U.S. government; and is the primary technology partner for gateway and customer-premises equipment for consumer and mobile satellite broadband services. The company has five subsidiaries: US Monolithics, Efficient Channel Coding, Enerdyne Technologies, Intelligent Compression Technologies and JAST. These companies design and produce complementary products such as monolithic microwave integrated circuits, DVB-S2 satellite communication components, video data link systems, data acceleration and compression products, and mobile satellite antenna systems. ViaSat has locations in Carlsbad, CA, and Duluth, GA, along with its Comsat Laboratories division in Germantown, MD. Additional field offices are located in Boston, MA, Baltimore, MD, Washington DC, Australia, China, India, Italy, and Spain.
Use of Non-GAAP Financial Information
Non-GAAP net income excludes the effects of acquisition charges (amortization of intangible assets), and non-cash stock-based compensation expenses. The non-GAAP numbers for the first quarter of fiscal year 2007 also exclude a cumulative one time adjustment to compensation expense to correct certain historical stock option grants. Non-GAAP net income is provided to enhance the overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. Further, these adjusted non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. See the “Reconciliation Between GAAP Net Income and Non-GAAP Net Income” table for a reconciliation of net income to non-GAAP net income. Non-GAAP information as presented in this press release may not be comparable to similarly titled measures reported by other companies.
HAIPE is a registered trademark of the National Security Agency.
Comsat Labs and Comsat Laboratories are tradenames of ViaSat Inc. Neither Comsat Labs nor Comsat Laboratories is affiliated with COMSAT Corporation. “Comsat” is a registered trademark of COMSAT Corporation.
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Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended
	June 29, 2007	June 30, 2006
Revenues	$128,562	$128,701
Operating expenses:
Cost of revenues	96,396	98,115
Selling, general and administrative	17,730	15,844
Independent research and development	7,377	4,792
Amortization of intangible assets	2,393	2,060

Income from operations	4,666	7,890
Interest, net	1,218	235

Income before income taxes and minority interest	5,884	8,125
Provision for income taxes	1,581	2,696
Minority interest in net earnings of subsidiary, net of tax	122	68

Net Income	$4,181	$5,361

Diluted net income per share	$0.13	$0.18

Diluted common equivalent shares	32,214	29,728

RECONCILIATION BETWEEN GAAP NET INCOME AND NON-GAAP NET INCOME IS AS FOLLOWS:
GAAP net income	$4,181	$5,361
Amortization of intangible assets	2,393	2,060
Stock-based compensation expense	1,812	1,528
Income tax effect	(1,603)	(1,335)

Non-GAAP net income	$6,783	$7,614

Non-GAAP diluted net income per share	$0.21	$0.26

Diluted common equivalent shares	32,214	29,728
Condensed Consolidated Balance Sheet
(Unaudited)
(In thousands)

Assets	June 29, 2007	March 30, 2007	Liabilities and	June 29, 2007	March 30, 2007
			Stockholders' Equity
Current Assets:			Current liabilities:
Cash and S-T investments	$113,232	$103,392	Accounts payable	$45,308	$43,516
Accounts receivable, net	131,640	139,789	Accrued liabilities	58,490	77,232
Inventory	43,511	46,034	Line of credit	—	—

Deferred income taxes	15,822	9,721	Total current liabilities	103,798	120,748
Other current assets	8,385	9,218

Total current assets	312,590	308,154	Other liabilities	20,754	13,273

Goodwill	65,988	65,988	Total liabilities	124,552	134,021

Other intangible assets, net	31,208	33,601	Minority interest	1,245	1,123
Property and equip, net	54,274	51,463
Other assets	26,190	24,733	Total stockholders' equity	364,453	348,795

	$490,250	$483,939		$490,250	$483,939